Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
TOLL BROTHERS, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

TOLL BROTHERS, INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Company”), DOES HEREBY CERTIFY THAT:

FIRST: At a meeting of the Board of Directors of the Company held on December 11, 2024, the Board of Directors of the Company adopted resolutions that declared advisable and recommended to the stockholders of the Company the following amendment to Article Five, Part IV of the Company’s Second Restated Certificate of Incorporation, as amended, and directed that such amendment be submitted to the Company’s stockholders for their approval at the Annual Meeting of Stockholders on March 11, 2025:

Article Five, Part IV of the Company’s Second Restated Certificate of Incorporation, as amended, is amended to read in its entirety as follows:

PART IV – REMOVAL OF DIRECTORS

Any Director may be removed from office, with or without cause, only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors, voting together as a single class.

SECOND: At the Annual Meeting of Stockholders on March 11, 2025, held pursuant to the notice required by Section 222 of the Delaware General Corporation Law, not less than 66-2/3% of the outstanding shares of stock of the Company entitled to vote thereon approved the foregoing amendment to Article Five, Part IV of the Company’s Second Restated Certificate of Incorporation, as amended.

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed, under penalty of perjury, by Douglas C. Yearley, Jr., its Chief Executive Officer, and attested by Kevin J. Coen, its Secretary, on March 11, 2025, and does confirm that this Certificate of Amendment is the act of the Company and that the statements made herein are true.

                            TOLL BROTHERS, INC.

                            By:    /s/ Douglas C. Yearley, Jr.
                                Douglas C. Yearley, Jr.
                                Chief Executive Officer

                    ATTEST:    By:    /s/ Kevin J. Coen
                                Kevin J. Coen
                                Secretary